Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT, dated as of April 1, 2014 (this Amendment”), is entered into between Omega Protein Corporation, a Nevada corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 30, 2010 (the “Rights Agreement”; capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement);

WHEREAS, the Rights are, as of the date hereof, redeemable pursuant to the terms of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with the provisions of Section 27 thereof to provide for an early expiration of the Rights;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1.     Effective as of April 1, 2014, the date of “June 30, 2020” set forth in the definition of “Final Expiration Date” contained in Section 1 of the Rights Agreement is hereby replaced with the date of “April 1, 2014.”

2.     By operation of the provisions of the Rights Agreement, as amended by this Amendment, effective as of the close of business on April 1, 2014, the Rights shall expire and shall thereafter be of no further force or effect.

3.     This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and, for all purposes, shall be governed by and construed in accordance with the laws of such State, without regard to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

4.     This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute one and the same agreement.

5.     Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Rights Agreement.

6.     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
Name: John D. Held
Title: Executive Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Michael Nespoli
	Name:	Michael Nespoli
	Title:	Executive Director

2